PRESS RELEASE – March 19, 2009
All amounts expressed in US dollars.
Barrick Announces Sale of $750 Million in Debt Securities
Barrick Gold Corporation (NYSE: ABX) (TSX: ABX) (“Barrick”) announced today that it has entered into an underwriting agreement to issue $750 million in aggregate principal amount of 6.95% notes due 2019. Closing of the offering is expected to take place on March 24, 2009.
     The offering is being underwritten by a syndicate of underwriters led by Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc., and Citigroup Global Markets Inc.
     The net proceeds of the offering will be used for general corporate purposes, including to fund construction at Barrick’s projects and make investments in Barrick’s subsidiaries.
     The sale of the notes is being made in the United States under an existing debt shelf prospectus filed with Canadian and U.S. securities regulators.
     A copy of the prospectus may be obtained by calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, J.P. Morgan Securities Inc. collect at 1-212-834-4533 or Citigroup Global Markets Inc. toll-free at 1-877-858-5407.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
     Barrick’s vision is to be the world’s best gold company by finding, acquiring, developing and producing quality reserves in a safe, profitable and socially responsible manner.

INVESTOR CONTACT: Deni Nicoski Vice President, Investor Relations Tel: (416) 307-7410 Email: dnicoski@barrick.com	MEDIA CONTACT: Vincent Borg Executive Vice President, Corporate Communications Tel: (416) 307-7477 Email: vborg@barrick.com

BARRICK GOLD CORPORATION	1	PRESS RELEASE

CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION
Certain information contained in this Press Release constitutes “forward-looking statements”. All statements, other than statements of historical fact, are forward-looking statements. The words “believe”, “expect”, “will”, “anticipate”, “contemplate”, “target”, “plan”, “continue’, “budget”, “may”, “intend”, “estimate” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies.
The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

BARRICK GOLD CORPORATION	2	PRESS RELEASE